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FOR IMMEDIATE RELEASE                                    Contact:
                                                         Joe Baj (713) 654-9506


                STERLING CHEMICALS HOLDINGS AGREES TO PURCHASE
                 ACRYLIC FIBER BUSINESS FROM CYTEC INDUSTRIES

     Houston, Texas, December 24, 1996.....Sterling Chemicals Holdings, Inc.
(OTC:STXX) announced today that the Company has entered into a definitive agreement to purchase the acrylic fiber business of Cytec Industries Inc. Financial terms of the transaction were not disclosed. The transaction is expected to be consummated during the first quarter of calendar year 1997 and is subject to customary closing conditions. The acquisition will be financed with a combination of debt and new equity.

     The acrylic fiber manufacturing facility is located near Pensacola, Florida. The business also has sales offices located in Charlotte, North Carolina and West Paterson, New Jersey, as well as a research office located in Stamford, Connecticut. The business has approximately 300 direct employees, all of whom will be retained after the transaction closes. Revenues for the acrylic fiber business for calendar year 1996 are expected to be approximately $140 million.

     "As a part of our commitment to enhancing shareholder value, we are pleased to announce the first step in our acquisition strategy," said Mr. Frank P. Diassi, Chairman of the Board of Sterling Chemicals Holdings. "This acrylic fiber business has a cost-competitive facility and a strong market position in North America," he said.

     "We anticipate that the acrylic fiber business will enhance the Company's product mix, and that its more stable cash flow should offset some of the volatility of the Company's more cyclical petrochemical products. We also expect the acquisition to be accretive to earnings and strengthen our financial position," Mr. Diassi added.
                                     (more)
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     Based in Houston, Texas, Sterling Chemicals Holdings, Inc. is a holding company that, through its operating subsidiaries, manufactures petrochemicals and pulp chemicals and provides large-scale chlorine dioxide generators to the pulp and paper industry. The Company's existing petrochemical plant is located in Texas City, Texas, and its pulp chemical plants are in four locations in Canada and, commencing in January 1997, in Valdosta, Georgia.

     Certain statements in this news release regarding the acquisition of the acrylic fiber business, the Company's acquisition strategy, and future expectations of the performance of the acrylic fiber business and its effects on the Company's results of operations may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. Such statements are subject to various risks, including the Company's high financial leverage, the cyclical nature of the markets for the Company's products, and the volatility of prices for the Company's products and raw materials, as well as other risks discussed in detail in the Company's SEC filings, including the Annual Report on Form 10-K for the year ended September 30, 1996. Actual outcomes may vary materially.
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